Exhibit 10.3

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF
MAY 1, 2014

AMONG

EMERALD OIL, INC.,
AS BORROWER,

WELLS FARGO BANK, N.A.,
AS ADMINISTRATIVE AGENT,

AND

THE LENDERS PARTY HERETO

SOLE LEAD ARRANGER AND SOLE BOOK RUNNER
WELLS FARGO SECURITIES LLC

ii

iii

iv

v

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Security Instruments
Exhibit F	Form of Assignment and Assumption
Exhibit G-1	Form of U.S. Tax Compliance Certificate
(Non-U.S. Lenders; non-partnerships)
Exhibit G-2	Form of U.S. Tax Compliance Certificate
(Foreign Participants; non-partnerships)
Exhibit G-3	Form of U.S. Tax Compliance Certificate
(Foreign Participants; partnerships)
Exhibit G-4	Form of U.S. Tax Compliance Certificate
(Non-U.S. Lenders; partnerships)

Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.12	Insurance
Schedule 7.14	Subsidiaries
Schedule 7.19	Gas Imbalances
Schedule 7.20	Marketing Contracts
Schedule 7.22	Swap Agreements
Schedule 9.02	Existing Debt
Schedule 9.03	Existing Liens
Schedule 9.05	Investments

vi

THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 1, 2014, is among Emerald Oil, Inc., a Montana corporation (the “Borrower”), each of the Lenders from time to time party hereto, Wells Fargo Bank, N.A. (in its individual capacity, “WF”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

A.           The Borrower, the Administrative Agent and other financial institutions named and defined therein as lenders and agents entered into that certain Credit Agreement dated as of November 20, 2012, as amended by the First Amendment dated as of February 18, 2013 and the Second Amendment dated as of March 24, 2014 (the “Existing Credit Agreement”).

B.           The Borrower has requested and the Lenders have agreed to amend and restate the Existing Credit Agreement subject to the terms and conditions of this Agreement.

C.           In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I
Definitions and Accounting Matters

Section 1.01.         Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02.         Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” means, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned to such term in Section 5.06.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, and any Syndication Agent or Documentation Agent; and “Agent” shall mean any of the Administrative Agent, the Syndication Agent or any Documentation Agent, as the context requires.

“Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06. As of the Effective Date, the Aggregate Maximum Credit Amounts are $400,000,000.

1

“Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, amended and restated, supplemented or modified from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.0% and (c) the Adjusted LIBO Rate for an Interest Period of three months on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 7.26.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the applicable rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

Borrowing Base Utilization Grid

Borrowing Base Utilization Percentage	ABR Loans	Eurodollar Loans	Commitment Fee Rate

< 25%	0.75%	1.75%	0.375%

>25% and <50%	1.00%	2.00%	0.375%

>50% and <75%	1.25%	2.25%	0.50%

>75% and <90%	1.50%	2.50%	0.50%

>90%	1.75%	2.75%	0.50%

Each change in the Applicable Margin and Commitment Fee Rate shall apply during the period commencing on the effective date of such change in the Borrowing Base Utilization Percentage and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” and “Commitment Fee Rate” shall mean the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level for the period beginning on the date such Reserve Report should have been delivered until the date it is actually delivered to the Administrative Agent.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I; provided that, in the case of Section 2.10, when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Maximum Credit Amounts disregarding any Defaulting Lender’s Maximum Credit Amount represented by such Lender’s Maximum Credit Amount.

2

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender or (b) any other Person whose long term senior unsecured debt rating at the time a particular Swap Agreement transaction is entered into is A or A2 by S&P or Moody’s (or their equivalent), respectively, or higher.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc. and (b) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arranger” means Wells Fargo Securities, LLC, in its capacity as the sole lead arranger and sole bookrunner hereunder.

“Assignee” has the meaning assigned to such term in Section 12.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time, an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 2.07(b), Section 2.07(c), Section 8.13(c) or Section 9.12(d). The Borrowing Base on the Effective Date shall be the amount set forth in Section 2.07(a).

“Borrowing Base Deficiency” occurs if at any time the total Revolving Credit Exposures exceeds the Borrowing Base then in effect; provided, that, for purposes of determining the existence and amount of any Borrowing Base Deficiency, obligations under any Letter of Credit will not be deemed to be outstanding to the extent such obligations are Cash Collateralized.

“Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Denver, Colorado are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

3

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent (in a manner reasonably satisfactory to the Administrative Agent, which may require such deposit to be made into a controlled account), for the benefit of any Issuing Bank or the Lenders, as collateral for LC Exposure or obligations of the Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and each Issuing Bank shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Equivalent” means unrestricted (a) cash held in US Dollars and (b) Investments of the type identified in Section 9.05(c) to (f).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchasing cards, electronic funds transfer and other cash management services.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of any Loan Party having a fair market value in excess of $1,000,000.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower (determined on a fully diluted basis), (b) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors or (c) a “Change of Control” as such term is defined in the Preferred Stock Agreement.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The amount representing each Lender’s Commitment shall at any time be the lesser of such Lender’s Maximum Credit Amount and such Lender’s Applicable Percentage of the then effective Borrowing Base.

4

“Commitment Fee Rate” means the rate per annum set forth in the definition of “Applicable Margin”.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” means with respect to the Borrower and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such transaction; (d) any extraordinary non-cash gains or losses during such period; (e) non-cash gains or losses under FASB ASC Topic 815 resulting from the net change in mark to market portfolio of commodity price risk management activities during that period; and (f) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns, provided that if such non-cash expense subsequently becomes a cash expense, it will be included in the period during which it became a cash expense; provided that for the purposes of calculating Consolidated Net Income for any period of four consecutive fiscal quarters (or less in the case of any period during which the calculation of EBITDAX is being annualized for purposes of the financial covenant calculations in Section 9.01) (each, a “Reference Period”), if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) the Borrower or any Consolidated Subsidiary shall have made a disposition or acquisition, Consolidated Net Income for such Reference Period shall be calculated after giving pro forma effect thereto as if such disposition or acquisition by the Borrower or its Consolidated Subsidiaries occurred on the first day of such Reference Period (with the Reference Period for the purposes of pro forma calculations being the most recent period of four consecutive fiscal quarters for which the relevant financial information is available).

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Continuing Director” means the directors of the Borrower on the Effective Date and each other director if such other director’s election to the Borrower’s board of directors was approved by, or whose nomination for election by the Borrower’s shareholders was recommended by, a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose election or nomination for election was so previously approved or recommended.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For purposes of this definition, a Person shall be deemed to be “Controlled by” a Person if such Person possesses, directly or indirectly, power to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors, managers or the similar governing body of such Person. “Controlling” and “Controlled” have meanings correlative thereto.

5

“Convertible Notes” means those certain 2019 2.00% Convertible Senior Notes issued by the Borrower pursuant to the Indenture in the original principal amount of up to $172,500,000.

“Credit Party” means the Administrative Agent, any Issuing Bank or any other Lender.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (excluding accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP); (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; provided however, that any portion of the Preferred Stock and the Warrant Shares required by GAAP (as in effect on the First Amendment Effective Date) to be classified as debt on the balance sheet of the Borrower shall not be “Debt”. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, fraudulent conveyance, fraudulent transfer, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

6

“Defaulting Lender” means, subject to Section 2.10, any Lender that (a) has failed to (i) fund all or any portion of the Loans or participations in Letters of Credit required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation from an authorized officer of such Lender by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10) upon delivery of written notice of such determination to the Borrower, any Issuing Bank and each Lender.

“Deficiency Notification Date” has the meaning assigned to such term in Section 3.04(c)(ii).

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated. Notwithstanding the foregoing, the Preferred Stock shall not be classified as Disqualified Capital Stock for purposes of this Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

7

“EBITDAX” means, for any period (without duplication), the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest (including amortization of original issue discount and the interest component of any deferred payment obligations and Capital Leases), income taxes, depreciation, depletion, amortization (including amortization of goodwill and debt issuance costs), exploration expenses and other similar noncash charges (including noncash ASC 360, ASC 410 and ASC 815 charges), minus all noncash income (including noncash ASC 815 income) added to Consolidated Net Income.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Engineering Reports” has the meaning assigned to such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any jurisdiction in which the Borrower or any Loan Party is conducting, or at any time, has conducted business, or where any Property of the Borrower or any Loan Party is located, including the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with any Loan Party would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a Reportable Event, (b) the withdrawal of the Borrower, any Loan Party or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing (or the receipt by any Loan Party or any ERISA Affiliate) of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA, (f) any other event or condition which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including by not limited to the imposition of any Lien in favor of the PBGC or any Plan, (g) on and after the effectiveness of the Pension Act, a determination that a Plan is, or is expected to be, in “at risk” status (as defined in 303(i)(4) of ERISA or 430(i)(4) of the Code) or (h) the failure of any Loan Party or any ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived.

8

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Loan Party or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any Loan Party to provide collateral to the depository institution; (f) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any Loan Party for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any Loan Party or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and (i) minor defects and irregularities in title to any Oil and Gas Property that in the aggregate do not materially impair the use of such Property by the Borrower or any Loan Party or materially impair the value of such Property; provided, further that Liens described in clauses (a) through (e) and (i) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced, and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

9

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.05) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 5.03(g), (d) any U.S. federal withholding Taxes imposed under FATCA and (e) any U.S. federal backup withholding Taxes.

“Executive Order” has the meaning assigned to such term in Section 7.26.

“Existing Credit Agreement” has the meaning assigned to such term in Recital A.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

10

“Financial Statements” means the financial statement or statements referred to in Section 7.04, including all footnotes attached thereto.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) consolidated EBITDAX of the Borrower and its Subsidiaries for such period to (b) Fixed Charges for such period.

Fixed Charges” means, for any period, the sum (without duplication) of (a) Interest Expense for such period and (b) Capital Lease expense of the Borrower and its Subsidiaries for such period.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Requirement” means any law (including common law), statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Guarantors” means:

(a)          Emerald WB LLC, a Colorado limited liability company; and

(b)          each other Guarantor that guarantees the Secured Obligations pursuant to Section 8.14(b).

“Guaranty Agreement” means an agreement executed by the Guarantors in form and substance reasonably acceptable to the Administrative Agent unconditionally guarantying on a joint and several basis, payment of the Secured Obligations, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

11

“Highest Lawful Rate” means, as to any Lender, at the particular time in question, the maximum non-usurious rate of interest which, under applicable law, such Lender is then permitted to contract for, charge or collect from the Borrower on the Loans or the other obligations of the Borrower hereunder, and as to any other Person, at the particular time in question, the maximum non-usurious rate of interest which, under applicable law, such Person is then permitted to contract for, charge or collect with respect to the obligation in question. If the maximum rate of interest which, under applicable law, the Lenders are permitted to contract for, charge or collect from the Borrower on the Loans or the other obligations of the Borrower hereunder shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, as of the effective time of such change without notice to the Borrower or any other Person.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Borrower and its Subsidiaries.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indenture” means that certain Indenture dated as of March 24, 2014 between the Borrower and U.S. Bank National Association as the trustee.

“Initial Reserve Report” means the report of Netherland, Sewell & Associates, Inc. as of February 20, 2014, with respect to the value of the Oil and Gas Properties of the Borrower and its Subsidiaries as of December 31, 2013.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Expense” means, for any period, total cash interest expense (including that attributable to Capital Leases and cash dividends paid pursuant to the Preferred Stock Agreement) of the Borrower and its Subsidiaries for such period with respect to all outstanding Debt of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

12

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if available to each Lender, periods of nine or twelve months) thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period may have a term which would extend beyond the Maturity Date and (d) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned to such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt of or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); or (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit.

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means WF and each Lender approved by the Administrative Agent and reasonably satisfactory to, or requested by, the Borrower that agrees to act as an issuer of Letters of Credit hereunder, in each case, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“January 1 Reserve Report” has the meaning assigned to such term in Section 8.12(a).

“LC Commitment” at any time means Five Million Dollars ($5,000,000.00).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

13

“Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with an Issuing Bank relating to any Letter of Credit.

“LIBO Rate” means, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum (rounder upwards, if necessary, to the next 1/100 of 1%) determined on the basis of the rate for deposits in dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying the Eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, each of the Borrower and the other Loan Parties shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit and the Security Instruments.

“Loan Party” means the Borrower and each Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, at any time while no Loans or LC Exposure are outstanding, at least two (2) Lenders having greater than fifty percent (50%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, at least two (2) Lenders holding greater than fifty percent (50%) of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders.

14

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or financial condition of the Borrower and the other Loan Parties taken as a whole, (b) the ability of the Borrower or any Loan Party to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent or any other Agent, Issuing Bank or Lender under any Loan Document.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of any Loan Party in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Loan Party in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Maturity Date” means September 30, 2018.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06 or (b) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) if the Borrower agrees to deliver Cash Collateral consisting of property other than cash or deposit account balances, an amount determined by the Administrative Agent and the Issuing Bank(s) in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by any Loan Party which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“New Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(d).

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Notes” means the promissory notes, if any, of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” has the meaning assigned to such term in Section 7.25.

15

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules or other official acts of any Governmental Authority and units created solely among working interest owners pursuant to operating agreements or otherwise) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, production sales contracts, farmout agreements, farm-in agreements, area of mutual interest agreements, and equipment leases which relate to any of the Hydrocarbon Interests or interests in the Hydrocarbon Interests or the production, sale, purchase, exchange processing, handling, storage, transportation or marketing of the Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands pooled therewith and the Borrower’s or any Subsidiary’s interest therein, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, the lands pooled therewith and the Borrower’s or any Subsidiary’s interest therein; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, which are now owned or hereafter acquired by the Borrower or any Subsidiary, including any and all Property, real or personal, immoveable or movable, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property or lands pooled or unitized therewith (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Borrower or its Subsidiaries.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to such corporation’s jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.05).

“Participant” has the meaning assigned to such term in Section 12.04(c).

16

“Participant Register” has the meaning assigned to such term in Section 12.04(c).

“Patriot Act” has the meaning assigned to such term in Section 12.16.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time, or any successor thereto.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by a Loan Party or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by a Loan Party or an ERISA Affiliate or to which a Loan Party or an ERISA Affiliate had any liability.

“Preferred Stock” means the shares issued under the Preferred Stock Agreement.

“Preferred Stock Agreement” means that certain securities purchase agreement entered into among the Borrower, WDE Emerald Holdings LLC and White Deer Energy F1 L.P. dated as of February 1, 2013.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by WF as its prime rate in effect at its principal office in San Francisco, California; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Prohibited Transaction” has the meaning assigned such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

17

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043 as in effect on the date hereof (no matter how such notice requirement may be changed in the future).

“Required Lenders” means, at any time while no Loans or LC Exposure is outstanding, at least two (2) Lenders having at least sixty-six and two thirds percent (66-2/3%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure is outstanding, at least two (2) Lenders holding at least sixty-six and two thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans or participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Maximum Credit Amounts of the Loans and participations interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st or July 1st, the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Loan Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date based upon the economic assumptions consistent with SEC reporting requirements at the time.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in any Person, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, conversion, cancellation or termination of any such Equity Interests.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b).

18

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Secured Cash Management Agreement” means a Cash Management Agreement between (a) any Loan Party and (b) a Secured Cash Management Provider; including for the avoidance of doubt, Cash Management Agreements in place on the date hereof with a Secured Cash Management Provider.

“Secured Cash Management Provider” means, with respect to any Cash Management Agreement, a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent who is the counterparty to any such Cash Management Agreement.

“Secured Obligations” means any and all amounts owing or to be owing by any Loan Party to (a) to the Administrative Agent, any Issuing Bank or any Lender under any Loan Document or (b) to any Secured Swap Provider or Secured Cash Management Provider and all renewals, extensions and/or rearrangements of any of the foregoing, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising) (including interest accruing after the maturity of the Loans and LC Disbursements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

“Secured Swap Agreement” means a Swap Agreement between (a) any Loan Party and (b) a Secured Swap Provider; including for the avoidance of doubt, Swap Agreements in place on the date hereof with a Loan Party.

“Secured Swap Provider” means, with respect to any Swap Agreement, (a) a Lender or an Affiliate of a Lender who is the counterparty to any such Swap Agreement with a Loan Party or (b) any Person who was a Lender or an Affiliate of a Lender at time when such Person entered into any such Swap Agreement who is a counterparty to any such Swap Agreement with a Loan Party.

“Security Instruments” means the Guaranty Agreement, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit E, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower, the other Loan Parties or any other Person (other than Swap Agreements with Secured Swap Providers or participation or similar agreements between any Lender and any other lender or creditor with respect to any Secured Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of the Secured Obligations, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

19

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Total Debt” means, at any date, all Debt (excluding Debt described in clauses (i), (j) and (m) of such definition) of the Borrower and its Consolidated Subsidiaries on a consolidated basis (excluding non-cash obligations under ASC 815).

20

“Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, the Borrower’s grant of the security interests and provision of collateral under the Security Instruments and Borrower’s grant of Liens on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) each other Loan Party, the execution, delivery and performance by such Loan Party of each Loan Document to which it is a party, the guaranteeing of the Secured Obligations and the other obligations under the Guaranty Agreement by such Loan Party and such Loan Party’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Transferee” means any Assignee or Participant.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” means a certificate substantially in the form of Exhibit G-1, G-2, G-3 or G-4.

“Warrant Agreement” means that certain Warrant to purchase 5,114,633 shares of Common Stock at an initial price of $5.77 per share, issued by the Borrower to WDE Emerald Holdings LLC and White Deer Energy Fl L.P.

“Warrant Shares” means shares issued or issuable upon exercise of the Warrant Agreement.

“WF” has the meaning assigned to such term in the preamble hereto.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower, the Guarantors and/or one or more of the Wholly-Owned Subsidiaries.

Section 1.03.         Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04.         Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

21

Section 1.05.         Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, for the purposes of calculating compliance with any covenant in this Agreement or any other Loan Document, no effect shall be given to any change in GAAP arising out of a change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010 or a substantially similar pronouncement.

ARTICLE II
The Credits

Section 2.01.         Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02.         Loans and Borrowings.

(a)           Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

22

(c)          Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d)          Notes. If a Lender shall make a written request to the Administrative Agent and the Borrower to have its Loans evidenced by a promissory note, then the Borrower shall execute and deliver a single promissory note of the Borrower in substantially the form of Exhibit A, payable to such Lender in a principal amount equal to its Maximum Credit Amount as then in effect, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, may be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender; provided that the failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

(e)          Loans and Borrowings Under the Existing Credit Agreement. On the Effective Date (or as soon as practical with respect to (iii)):

(i)          the Borrower shall pay all accrued and unpaid commitment fees, break funding fees under Section 5.02 and all other fees that are outstanding under the Existing Credit Agreement for the account of each “Lender” under the Existing Credit Agreement;

(ii)         each “ABR Loan” and “Eurodollar Loan” outstanding under the Existing Credit Agreement shall be deemed to be amended and restated with the proceeds of a new ABR Loan or Eurodollar Loan, as applicable, and continued as existing Loans under this Agreement and not as a novation;

(iii)        the Administrative Agent shall use reasonable efforts to cause each “Lender” under the Existing Credit Agreement to deliver to the Borrower as soon as practicable after the Effective Date the Note issued by the Borrower to it under the Existing Credit Agreement, marked “canceled” or otherwise similarly defaced;

(iv)        any letters of credit outstanding under the Existing Credit Agreement shall be deemed issued under this Agreement; and

(v)         the Existing Credit Agreement and the commitments thereunder shall be superseded by this Agreement and such commitments shall terminate.

It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidences the obligations of the Borrower outstanding thereunder.

23

Section 2.03.         Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone or electronic communication approved by the Administrative Agent (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Denver, Colorado time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Denver, Colorado time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic (or electronic communication approved by the Administrative Agent) Borrowing Request shall be irrevocable and must be confirmed promptly by hand delivery, facsimile or e-mail to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)          the aggregate amount of the requested Borrowing;

(ii)         the date of such Borrowing, which shall be a Business Day;

(iii)        whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)        in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)         the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Borrowing), and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(vi)        the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.         Interest Elections.

(a)           Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

24

(b)          Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or e-mail to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.

(c)          Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)        if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

25

Section 2.05.         Funding of Borrowings.

(a)           Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Denver, Colorado time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b)           Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06.         Termination and Reduction of Aggregate Maximum Credit Amounts.

(a)           Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b)          Optional Termination and Reduction of Aggregate Maximum Credit Amounts.

(i)          The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04, the total Revolving Credit Exposures would exceed the total Commitments.

26

(ii)         The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Aggregate Maximum Credit Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amounts pursuant to this Section 2.06(b)(ii) shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

Section 2.07.         Borrowing Base.

(a)           Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $100,000,000. Following the first Redetermination Date, the Borrowing Base shall be determined pursuant to this Section 2.07. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(b), Section 2.07(c), Section 8.13(c) or Section 9.12(d).

(b)           Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (such redeterminations, a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Agents, the Issuing Bank(s) and the Lenders on April 1st and October 1st of each year commencing October 1, 2014. In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, each elect to cause the Borrowing Base to be redetermined (an “Interim Redetermination”) (i) one time during each 6 month period occurring between any Scheduled Redeterminations and (ii) one additional time during any 12 month period, each in accordance with this Section 2.07.

(c)           Scheduled and Interim Redetermination Procedure.

(i)          Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Sections 8.12(b) and (c), and (B) such other reports, data and supplemental information, including the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Administrative Agent or the Majority Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith and in its sole discretion, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its customary oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amounts.

27

(ii)         The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)         in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or about March 15th or September 15th, as the case may be, of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(B)         in the case of an Interim Redetermination, promptly, and in any event, before or on or about the fifteenth (15th) day after the Administrative Agent has received the required Engineering Reports.

(iii)        Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by all of the Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved by the Required Lenders as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute the Required Lenders and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base effective on the date specified in Section 2.07(d).

(d)          Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders (the “New Borrowing Base Notice”) of the amount of the redetermined Borrowing Base, and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Agents, the Issuing Bank(s) and the Lenders:

(i)          in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the April 1st or October 1st, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

28

(ii)         in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

(e)          Potential Adjustment of Borrowing Base Upon Termination of Swap Agreements. If the Borrower or any of its Subsidiaries shall terminate or create any off-setting positions which have the economic effect of terminating any Swap Agreements (regardless of how evidenced) upon which the Lenders relied in determining the Borrowing Base, and which would affect the Borrowing Base in an amount greater than 5% of the then current Borrowing Base (after giving effect to any replacement Swap Agreements), then, within 10 Business Days of such termination, the Borrowing Base shall be adjusted in an amount determined by the Administrative Agent equal to the economic value of such Swap Agreements.

Such amount shall then become the Borrowing Base, until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.07(c), Section 8.13(c) or Section 9.12(d), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

Section 2.08.         Letters of Credit.

(a)          General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any Loan Party, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the period from the Effective Date until the day which is ten (10) Business Days prior to the end of the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)          Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or deliver by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i)          requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii)         specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

29

(iii)        specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv)        specifying the amount of such Letter of Credit;

(v)         specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi)        specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e. the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).

If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit and shall guarantee the reimbursement of any Letter of Credit issued hereunder.

(c)          Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is eighteen months after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension of a Letter of Credit, eighteen months after such renewal or extension), in each case unless consented to by the relevant Issuing Lender and the Administrative Agent, and (ii) the date that is ten (10) Business Days prior to the Maturity Date.

(d)          Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

30

(e)          Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Denver, Colorado time, on the next Business Day after the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Denver, Colorado time, on the date of such LC Disbursement, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Denver, Colorado time, two (2) Business Days after the Borrower receives such notice; provided that, unless the Borrower has notified the relevant Issuing Bank and Administrative Agent that it will reimburse such LC Disbursement on the date when the LC Disbursement is made and makes such reimbursement on the next Business Day, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the applicable Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)          Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank(s), nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank(s); provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

31

(g)          Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. An Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile or e-mail) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)          Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)          Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall also be deemed to refer to such successor. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

32

(j)          Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of Cash Collateral pursuant to this Section 2.08(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Loan Party described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank(s) and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any Loan Party may now or hereafter have against any such beneficiary, the Issuing Bank(s), the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank(s) for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

Section 2.09.         Cash Collateral.

(a)          At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or an Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of the applicable Issuing Bank with respect to such Defaulting Lender (determined after giving effect to Section 2.10(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount. The Borrower may use proceeds of Borrowings for the provision of Cash Collateral (so long as no Borrowing Base Deficiency, Default or Event of Default exists or would result therefrom).

33

(i)          Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank(s), and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of LC Exposure, to be applied pursuant to subsection (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank(s) as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, within 2 Business Days upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii)         Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.09 or Section 2.10 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii)        Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of the Issuing Bank(s) shall no longer be required to be held as Cash Collateral pursuant to this Section 2.09 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank(s) that there exists excess Cash Collateral; provided that, subject to Section 2.10, the Person providing Cash Collateral and the Issuing Bank(s) may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.10.         Defaulting Lenders.

(a)           Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Governmental Requirement:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Majority Lenders.

34

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank(s) hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Bank(s) with respect to such Defaulting Lender in accordance with Section 2.09; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.09; sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank(s) as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank(s) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure are held by the Lenders pro rata in accordance with the Commitment under the Agreement without giving effect to Section 2.10(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.10(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees.

(A)         No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender). Commitment fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05(a).

(B)         Each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 3.05(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.09.

35

(C)         With respect to any commitment fee or letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Exposure that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each Issuing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)        Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Applicable Percentage of the Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.09.

(b)          Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Bank(s) agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under this Agreement (without giving effect to Section 2.10(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c)          New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III
Payments of Principal and Interest; Prepayments; Fees

Section 3.01.         Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

36

Section 3.02.         Interest.

(a)           ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b)           Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c)          Post-Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base Deficiency under Section 3.04, then all Loans and other amounts outstanding, shall, upon the request of the Required Lenders, as of the date of such failure to pay the relevant amount when due or such later date determined by the Required Lenders, bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate, until such time as such overdue Loans or other payments have been paid.

(d)           Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03.         Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

37

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, facsimile or e-mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 3.04.         Prepayments.

(a)           Optional Prepayments. Subject to break funding costs payable pursuant to Section 5.02 and prior notice in accordance with Section 3.04(b), the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, in a minimum aggregate amount of $100,000 or any integral multiple of $100,000 in excess thereof or if less than $100,000, the remaining balance of the Borrowing.

(b)           Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile or e-mail) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 10:00 a.m., Denver, Colorado time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., Denver, Colorado time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02 and any amounts due under Section 5.02.

(c)           Mandatory Prepayments.

(i)          If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), the total Revolving Credit Exposures minus any Cash Collateral previously pledged and still held by the Administrative Agent in respect of any LC Exposure exceeds the lesser of (A) the total Commitments and (B) the Borrowing Base, then the Borrower shall prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as Cash Collateral as provided in Section 2.08(j).

(ii)         Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07 or Section 8.13(c), if the total Revolving Credit Exposures exceeds the redetermined or adjusted Borrowing Base, then, after receiving notice from the Administrative Agent by means of a New Borrowing Base Notice or notice of adjustment pursuant to Section 8.13(c), in each case, of such Borrowing Base Deficiency (such date of receipt of notice, the “Deficiency Notification Date”), the Borrower shall at its option:

38

(A) within thirty (30) days of the Deficiency Notification Date (1) prepay the Borrowings in an aggregate principal amount equal to such excess, and (2) if any excess remains after prepaying all of the Borrowings as a result of any LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as Cash Collateral as provided in Section 2.08(j),

(B) promptly notify the Administrative Agent that it shall pay off such Borrowing Base Deficiency in installments and then, commencing on the 30th day after the Deficiency Notification Date and same day of each month for the two months thereafter (or if any such day is not a Business Day, the immediately preceding Business Day), prepay the Borrowings in an amount equal to one-third (1/3rd) of such Borrowing Base Deficiency so that the Borrowing Base Deficiency is reduced to zero within 90 days of the Deficiency Notification Date, or

(C) within fifteen (15) days following the Deficiency Notification Date, submit (and pledge as Collateral) additional Oil and Gas Properties owned by the Borrower or any of the other Loan Parties for consideration in connection with the determination of the Borrowing Base which the Administrative Agent and the Required Lenders deem satisfactory, in their sole discretion, to eliminate such Borrowing Base Deficiency;

provided that, notwithstanding the options set forth above, in all cases, the Borrowing Base Deficiency must be eliminated on or prior to the Termination Date.

(iii)        Upon any adjustments to the Borrowing Base pursuant to Section 9.12, if the total Revolving Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as Cash Collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of Cash Collateral on the date it or any Loan Party receives cash proceeds as a result of such disposition or termination; provided that in all cases, the Borrowing Base Deficiency must be eliminated on or prior to the Termination Date.

(iv)        Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to Eurodollar Borrowings then outstanding beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.

(v)         Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d)          No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

39

Section 3.05.         Fees.

(a)           Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Lender during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)           Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to each applicable Issuing Bank a fronting fee at the time of issuance of each Letter of Credit, which shall equal the greater of (A) $500 or (B) 0.125% of the face amount of such Letter of Credit and (iii) to each Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after demand. All participation fees shall be computed on the basis of a year of 360 days unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)           Other Fees. The Borrower agrees to pay to the Administrative Agent other fees payable in the amount and at the times to be agreed by the Administrative Agent and the Borrower.

40

ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Set-offs

Section 4.01.         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 10:00 a.m., Denver, Colorado time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)           Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest, fees and other amounts then due hereunder, such funds shall be applied: first, ratably to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second, to accrued interest on the Loans; third, to fees; fourth, pro rata to outstanding principal of the Loans and unreimbursed LC Disbursements; and fifth, if applicable, to serve as Cash Collateral to be held by the Administrative Agent to secure the LC Exposure, in each case, ratably among the parties entitled thereto in accordance with the amounts then due to such parties.

(c)           Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Loan Party or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

41

Section 4.02.         Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03.         Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 4.04.         Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Secured Obligations and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and any Loan Party and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Loan Parties.

ARTICLE V
Increased Costs; Break Funding Payments; Taxes

Section 5.01.         Increased Costs.

(a)           Changes in Law. If any Change in Law shall:

(i)          subject any Credit Party to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)         impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

42

(iii)        impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Credit Party of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Bank or other Credit Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or such other Credit Party (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such other Credit Party such additional amount or amounts as will compensate such Lender or such other Credit Party for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 365 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)          Dodd-Frank Act. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Bank Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

43

Section 5.02.         Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 5.03.         Taxes.

(a)          Defined Terms. For purposes of this Section 5.03, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

(b)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.03), the amounts received with respect to this agreement equal the sum which would have been received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by the Loan Parties. The Loan Parties shall (without duplication of amounts otherwise payable under this Section 5.03) timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

44

(d)          Indemnification by the Loan Parties. The Loan Parties shall (without duplication of amounts otherwise payable under this Section 5.03) jointly and severally indemnify each Credit Party, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)          Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 5.03, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)          Without limiting the generality of the foregoing,

45

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)	in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed originals of IRS Form W-8ECI;

(3)	in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN; or

(4)	to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

46

(C)         any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of, or a credit which such party specifically elected to receive in lieu of a refund and which such party actually was able to utilize for, any Taxes as to which it has been indemnified pursuant to this Section 5.03 (including by the payment of additional amounts pursuant to this Section 5.03), it shall pay to the indemnifying party an amount equal to such refund or credit (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund or credit), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund or credit to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

47

(i)          Survival. Each party’s obligations under this Section 5.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

Section 5.04.         Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.05.         Replacement of Lenders. If (a) any Lender requests compensation under Section 5.01, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (c) any Lender is a Defaulting Lender, (d) any Lender has asserted that any adoption or change of the type described in Section 5.06 has occurred or (e) any Lender has not approved a proposed waiver or amendment that requires the consent of all Lenders, all non-Defaulting Lenders or all Lenders affected thereby, but which has been approved by Required Lenders (with, in the case of such determination, the percentage threshold set forth in the definition of Required Lenders being deemed to be raised to 85%), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.06.         Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

48

ARTICLE VI

Conditions Precedent

Section 6.01.         Effective Date. The obligations of the Lenders to amend and restate the Existing Credit Agreement and to make Loans and of the Issuing Bank(s) to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a)          The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(b)          The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments described on Exhibit E. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:

(i)          be reasonably satisfied that the Security Instruments create first priority, perfected Liens (except that Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition may exist) on at least 85% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report; and

(ii)         have received certificates, if appropriate, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each Domestic Subsidiary and not less than 66% of all of the issued and outstanding Equity Interests of each Foreign Subsidiary, which is directly owned by either the Borrower or a Domestic Subsidiary.

(c)          The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor (A) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (B) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organizational Documents of the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.

49

(d)          The Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower and each Guarantor.

(e)          The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that (i) all government and third party approvals necessary in connection with the Transactions have been obtained on satisfactory terms and (ii) no action or proceeding is pending or threatened in any court or before any Governmental Authority seeking to enjoin or prevent the consummation of the Transactions contemplated hereby.

(f)          The Administrative Agent shall have received certificates of insurance coverage of the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent evidencing that the Loan Parties are carrying insurance in accordance with Section 7.12.

(g)          The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that the Borrower and the Loan Parties will have no outstanding Debt for borrowed money or outstanding payment obligations with respect to Disqualified Capital Stock other than the Secured Obligations under this Agreement.

(h)          The Administrative Agent shall have received (i) the financial statements referred to in Section 7.04(a) and (ii) the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(c)(i)-(iii).

(i)          The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(j)          The Administrative Agent shall have received an opinion of Davis Graham & Stubbs LLP, counsel to the Loan Parties, substantially in a form and of substance reasonably acceptable to the Administrative Agent.

(k)          The Administrative Agent, the Arranger and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(l)          The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Borrower and the Loan Parties for each of the following jurisdictions: Montana, Colorado, Delaware and any other jurisdiction requested by the Administrative Agent; other than Liens permitted by Section 9.03.

(m)          The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least 85% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report.

(n)          The Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and the Loan Parties.

50

(o)          The Administrative Agent shall have received such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank(s) to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 4:00 p.m., Denver, Colorado time, on May 30, 2014 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 6.02.         Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank(s) to issue, amend, renew or extend any Letter of Credit and the Effective Date, is subject to the satisfaction of the following conditions:

(a)          At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b)          The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) as of such specified earlier date.

(c)          The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower and the other Loan Parties on the date thereof as to the matters specified in Section 6.02(a) through (c).

ARTICLE VII
Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 7.01.         Organization; Powers. Each of the Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such licenses, authorizations, consents, approvals and foreign qualifications could not reasonably be expected to have a Material Adverse Effect.

51

Section 7.02.         Authority; Enforceability. The Transactions are within each Loan Party’s entity powers and have been duly authorized by all necessary entity and, if required, equity holder action. Each Loan Document to which a Loan Party is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, as applicable, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03.         Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than the recording and filing of the Security Instruments as required by this Agreement, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower, any of its Subsidiaries or their Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any of its Subsidiaries (other than the Liens created by the Loan Documents).

Section 7.04.         Financial Condition; No Material Adverse Change.

(a)          The Borrower has furnished to the Lenders the audited consolidated balance sheet for the Borrower and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity, as applicable, and cash flows as of the end of and for the fiscal year ended December 31, 2013. Such financial statements present fairly, in all material respects, the financial condition of Borrower and its Consolidated Subsidiaries on a consolidated basis, as of the dates and for the periods set forth above in accordance with GAAP.

(b)          Since December 31, 2013, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(c)          Neither the Borrower nor any of the Guarantors has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05.         Litigation.

(a)          Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Guarantor that (i) are not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve any Loan Document or the Transactions.

(b)          Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

52

Section 7.06.         Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)          the Borrower, the Guarantors and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b)          the Borrower and the Guarantors have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and neither the Borrower nor any Guarantor has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c)          there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the Borrower’s knowledge, threatened against the Borrower, any Guarantor or any of their respective Properties or as a result of any operations at the Properties;

(d)          none of the Properties of the Borrower or any Guarantor contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e)          there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials attributable to the operations of the Borrower or any Guarantor or at, on, under or from any of their Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under Environmental Laws relating to such Releases or threatened Releases or at such Properties, and none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

(f)          neither the Borrower nor any Guarantor has received any written notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials, including at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any Guarantor’s Properties and there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written notice.

(g)          there has been no exposure of any Person or property to any Hazardous Materials as a result of or in connection with the operations and businesses of the Borrower or any Guarantor or relating to any of their Properties that would reasonably be expected to form the basis for a claim for damages or compensation and, to the Borrower’s knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of notice regarding such exposure; and

53

(h)          the Borrower has provided or made available to Lenders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in the Borrower’s or any Guarantor’s possession or control and relating to their respective Properties or operations thereon.

Section 7.07.         Compliance with the Laws and Agreements; No Defaults.

(a)          The Borrower and each Guarantor is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)          Neither the Borrower nor any Guarantor is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or any Guarantor to Redeem or make any offer to Redeem all or any portion of any Debt outstanding under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower, any Guarantor or any of their Properties is bound.

(c)          No Default has occurred and is continuing.

Section 7.08.         Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09.         Taxes. The Borrower and each Guarantor has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or applicable Guarantor has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Borrower, no material proposed tax assessment is being asserted with respect to the Borrower or any Guarantor.

Section 7.10.         ERISA.

(a)          Each Plan is, and has been, operated, administered and maintained in substantial compliance with, and the Borrower and each ERISA Affiliate have complied in all material respects with, ERISA, the terms of the applicable Plan and, where applicable, the Code.

(b)          No act, omission or transaction has occurred which could result in imposition on any the Borrower or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(c)          No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower or any ERISA Affiliate has been or is expected by any Loan Party or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

54

(d)          The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower’s most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by an amount that could reasonably be expected to have a Material Adverse Effect. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(e)          Neither the Borrower nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, or had any actual or contingent liability to any Multiemployer Plan.

Section 7.11.         Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other information furnished by or on behalf of the Borrower and the Guarantors to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to the Loan Parties which could reasonably be expected to have a Material Adverse Effect which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Loan Parties prior to, or on, the date hereof in connection with the transactions contemplated hereby. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and the Loan Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12.         Insurance. The Borrower has, and has caused all of its Loan Parties to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage, or self-insurance, in at least amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and the Loan Parties. Schedule 7.12, as of the date hereof, sets forth a list of all insurance maintained by the Borrower and all the Loan Parties. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 7.13.         Restriction on Liens. Neither the Borrower nor any Loan Parties is a party to any material agreement or arrangement (other than Capital Leases creating Liens permitted by Section 9.03(c), but then only on the Property subject of such Capital Lease), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents.

55

Section 7.14.         Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, there are no other Subsidiaries of the Borrower.

Section 7.15.         Foreign Operations. The Borrower and the Loan Parties do not own any Oil and Gas Properties not located within the geographical boundaries of the United States.

Section 7.16.         Location of Business and Offices. The Borrower’s jurisdiction of organization is Montana; the name of the Borrower as listed in the public records of its jurisdiction of organization is Emerald Oil, Inc.; and the organizational identification number of the Borrower in its jurisdiction of organization is D-215504 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(l) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(l) and Section 12.01(c)). Each Loan Party’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(l)).

Section 7.17.         Properties; Titles, Etc.

(a)          Each Loan Party has good and defensible title to their respective Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to, or valid leasehold interests in, all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Loan Party specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in such Loan Party’s net revenue interest in such Property.

(b)          All material leases and agreements necessary for the conduct of the business of the Loan Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.

(c)          The rights and Properties presently owned, leased or licensed by the Loan Parties including all easements and rights of way, include all rights and Properties necessary to permit the Loan Parties to conduct their business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d)          All of the Properties of the Loan Parties which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards.

56

(e)          Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Loan Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.18.         Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Loan Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Loan Parties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Loan Parties is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Loan Parties is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Loan Parties. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Loan Parties that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Loan Parties in a manner consistent with the Loan Parties’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.19.         Gas Imbalances. Except as set forth on Schedule 7.19 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances which would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding two percent (2.0%) of the aggregate volumes of Hydrocarbons (on an Mcf equivalent basis) listed in the most recent Reserve Report.

Section 7.20.         Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.20, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts (a) the Loan Parties are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity) and (b) no material agreements exist which are not cancelable on 60 days notice or less without penalty or detriment for the sale of production from the Loan Parties’ Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (i) pertain to the sale of production at a fixed price and (ii) have a maturity or expiry date of longer than six (6) months from the date hereof.

57

Section 7.21.         Security Documents. The Security Instruments are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Mortgaged Property and proceeds thereof. The Secured Obligations are and shall be at all times secured by a legal, valid and enforceability perfected first priority Liens in favor of the Administrative Agent, covering and encumbering the Mortgaged Properties and other Properties pledged pursuant to the Security Instruments, to the extent such Liens may be perfected by the recording of a mortgage, the filing of a UCC financing statement or by possession (in each case, to the extent available in the applicable jurisdiction); provided that, except in the case of pledged Equity Interests or as otherwise provided herein, Liens permitted by Section 9.03 may exist).

Section 7.22.         Swap Agreements. Schedule 7.22, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(d), sets forth, a true and complete list of all Swap Agreements of the Loan Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

Section 7.23.         Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used to acquire oil and gas assets, provide working capital for exploration and production operations, for general corporate purposes of the Borrower and its Subsidiaries and to pay fees and expenses associated with the Transactions. No Loan Party is engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.24.         Solvency. After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Loan Parties, taken as a whole, will exceed the aggregate Debt of the Loan Parties on a consolidated basis, as the Debt becomes absolute and matures, (b) each Loan Party will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each Loan Party will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.25.         OFAC. Neither the Loan Parties, nor any director, officer, agent, employee or Affiliate of the Loan Parties is currently subject to any material U.S. sanctions administered by U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), and the Borrower will not directly or indirectly use the proceeds from the Borrowings or lend, contribute or otherwise make available such proceeds to any Loan Party, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 7.26.         Anti-Terrorism Laws. (a) None of the Loan Parties or, to the knowledge of any of the Borrower, any of their Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56.

(b)          No Loan Party or, to the knowledge of the Borrower, their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:

58

(i)          a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)         a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)        a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)        a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)         a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication or such list.

(c)          No Loan Party or, to the knowledge of the Borrower, any of its brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE VIII
Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated (or are Cash Collateralized) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01.         Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)          Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet for the Borrower and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity, as applicable, and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by BDO USA, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis, in accordance with GAAP consistently applied.

59

(b)          Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet for the Borrower and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity, as applicable, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c)          Certificate of Financial Officer — Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), commencing with the delivery of financial statements for the fiscal year ending December 31, 2012, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recently delivered financial statements referred to in Section 7.04(a) and (b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d)          Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Swap Agreements of each Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.22, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

(e)          Certificate of Insurer — Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificates of insurance coverage with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(f)          Other Accounting Reports. Promptly upon receipt thereof, a copy of each other formal report or letter submitted to any Loan Party by independent accountants in connection with any annual, interim or special audit made by them of the books of any such Person, and a copy of any response by such Person, or the board of directors or other appropriate governing body of such Person, to such letter or report.

(g)          SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the SEC, or with any national securities exchange, or distributed by a Loan Party to its shareholders generally, as the case may be. Documents required to be delivered pursuant to Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which a Loan Party posts such documents to EDGAR (or such other free, publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR).

60

(h)          Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement evidencing Material Indebtedness, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(i)          Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.12, a list of all Persons purchasing Hydrocarbons from any Loan Party.

(j)          Notice of Sales of Oil and Gas Properties and Unwinds of Swap Agreements. In the event the Borrower or any other Loan Party intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties with a fair market value in excess of $1,000,000 (in a single transaction or in multiple transactions over any three month period) or terminate, unwind, cancel or otherwise dispose of Swap Agreements, in each case, in accordance with Section 9.12, prior written notice of the foregoing, the price thereof, in the case of Oil and Gas Properties, and the anticipated decline in the mark-to-market value thereof or net cash proceeds therefrom, in the case of Swap Agreements, and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent or any Lender.

(k)          Notice of Casualty Events. Prompt written notice, and in any event within three Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(l)          Information Regarding Borrower and Guarantors. Prompt written notice of (and in any event within thirty (30) days prior thereto or such other time as the Administrative Agent may agree) any change (i) in a Loan Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Loan Party’s chief executive office or principal place of business, (iii) in the Loan Party’s identity or corporate structure, (iv) in the Loan Party’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Loan Party’s federal taxpayer identification number.

(m)          Production Report and Lease Operating Statements. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(n)          Patriot Act. Promptly upon request, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(o)          Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

61

Section 8.02.         Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)          the occurrence of any Default;

(b)          the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Loan Parties thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or any Loan Party in an aggregate amount exceeding $500,000; and

(d)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03.         Existence; Conduct of Business. The Borrower will, and will cause each Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.11.

Section 8.04.         Payment of Obligations. The Borrower will, and will cause each other Loan Party to, pay its obligations, including tax liabilities of the Borrower and all of the other Loan Parties before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such other Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 8.05.         Performance of Obligations under Loan Documents. The Borrower will pay the Loans according to the reading, tenor and effect thereof, and cause each other Loan Party to, do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including this Agreement, at the time or times and in the manner specified.

Section 8.06.         Operation and Maintenance of Properties. The Borrower, at its own expense, will, and will cause each other Loan Party to:

62

(a)          operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in accordance with the customary practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b)          preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other Properties material to the conduct of its business, including all equipment, machinery and facilities.

(c)          promptly pay and discharge, or use commercially reasonable efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d)          promptly perform or use commercially reasonable efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.

(e)          operate its Oil and Gas Properties and other material Properties or use commercially reasonable efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements.

(f)          to the extent the Borrower is not the operator of any Property, the Borrower shall use commercially reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07.         Insurance. The Borrower will, and will cause each other Loan Party to, maintain, with financially sound and reputable insurance companies, insurance, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as “sole loss payees” or other formulation acceptable to the Administrative Agent and such liability policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08.         Books and Records; Inspection Rights. The Borrower will, and will cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each other Loan Party to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09.         Compliance with Laws. The Borrower will, and will cause each Loan Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

63

Section 8.10.         Environmental Matters.

(a)          The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each other Loan Party and each other Loan Party’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which Environmental Laws could be reasonably expected to have a Material Adverse Effect; (ii) not Release, and shall cause each other Loan Party not to Release, any Hazardous Material, on, under, about or from any of the Borrower’s or the other Loan Parties’ Properties or any other Property to the extent caused by the Borrower’s or any of the other Loan Parties’ operations except in compliance with applicable Environmental Laws, the Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each other Loan Party to timely obtain or file, all notices, and Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or the other Loan Parties’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each of other Loan Party to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future disposal or other Release of any Hazardous Materials on, under, about or from any of the Borrower’s or the other Loan Parties’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; and (v) establish and implement, and shall cause each the other Loan Party to establish and implement, such policies of environmental audit and compliance as may be necessary to continuously determine and assure that the Borrower’s and the other Loan Parties’ obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)          The Borrower will promptly, but in no event later than five days of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Borrower or the other Loan Parties or their Properties of which the Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if the Borrower reasonably anticipates that such action will result in liability (whether individually or in the aggregate) in excess of $500,000, not fully covered by insurance, subject to normal deductibles.

Section 8.11.         Further Assurances.

(a)          The Borrower at its sole expense will, and will cause each other Loan Party to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of any Loan Party, as the case may be, in the Loan Documents or to further evidence and more fully describe the collateral intended as security for the Secured Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Administrative Agent, in connection therewith.

64

(b)          The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Loan Party where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.

Section 8.12.         Reserve Reports.

(a)          On or before March 1st and September 1st of each year, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and the other Loan Parties as of the immediately preceding January 1st and July 1st. The Reserve Report as of January 1st delivered on or before March 1st of each year (the “January 1 Reserve Report”) shall be prepared by one or more Approved Petroleum Engineers, and each other Reserve Report of each year may be prepared by one or more Approved Petroleum Engineers or internally under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.

(b)          In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.

(c)          With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or the other Loan Parties own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances in excess of the volume specified in Section 7.19 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any other Loan Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which exhibit shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.20 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the Oil and Gas Properties that the value of such Mortgaged Properties represent and that such percentage is in compliance with Section 8.14(a).

65

Section 8.13.         Title Information.

(a)          On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12(a), the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 85% of the total value of the Oil and Gas Properties evaluated by such Reserve Report.

(b)          If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition) having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 85% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(c)          If the Borrower is unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 85% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Majority Lenders are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 85% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 85% of the value of the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.14.         Additional Collateral; Additional Guarantors.

(a)          In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 85% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 85% of such total value, then the Borrower shall, and shall cause the other Loan Parties to, grant, within thirty (30) days of delivery of the certificate required under Section 8.12(c), to the Administrative Agent as security for the Secured Obligations a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 85% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

66

(b)          The Borrower shall promptly cause each (i) newly created or acquired Domestic Subsidiary that is a Wholly-Owned Subsidiary or (ii) Loan Party that guarantees other Debt of any Loan Party to guarantee the Secured Obligations pursuant to the Guaranty Agreement. In connection with any such guaranty, the Borrower shall, or shall cause: (A) such Domestic Subsidiary that is a Wholly-Owned Subsidiary that guarantees other Debt of any Loan Party to execute and deliver a supplement to the Guaranty Agreement, (B) the parent(s) of such Domestic Subsidiary to pledge all of the Equity Interests of such Domestic Subsidiary (including delivery (if applicable) of original certificates evidencing the Equity Interests of such Domestic Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (C) such parent(s) or Domestic Subsidiary, as applicable, to execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(c)          In the event that any Loan Party becomes the owner of a first tier Foreign Subsidiary, then such Loan Party shall (i) pledge 66% of all the Equity Interests of such Foreign Subsidiary (including delivery of original stock certificates evidencing such Equity Interests of such Foreign Subsidiary, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) and (ii) (along with such Foreign Subsidiary) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

Section 8.15.         ERISA Compliance. The Borrower will promptly furnish and will cause each Subsidiary and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) immediately upon becoming aware of the occurrence of any ERISA Event or of any Prohibited Transaction, which could reasonably be expected to result in liability of the Borrower or any other Loan Party in an aggregate amount exceeding $500,000, in connection with any Plan or any trust created thereunder, a written notice of the Borrower or such other Loan Party or ERISA Affiliate, as the case may be, specifying the nature thereof, what action such Person is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (ii) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code and of section 302 of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA. Promptly following receipt thereof, the Borrower will promptly furnish and will cause each Subsidiary and any ERISA Affiliate to promptly furnish to the Administrative Agent copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Loan Parties or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof.

67

Section 8.16.         Marketing Activities. The Borrower will not, and will not permit any of the other Loan Party to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and the other Loan Parties that the Borrower or one of the other Loan Parties has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

Section 8.17.         Preferred Stock Agreement, Warrant Agreement and Indenture. The Borrower may amend the Preferred Stock Agreement, the Warrant Agreement and the Indenture or any other agreement or condition relating to the Preferred Stock, the Warrant Shares or the Convertible Notes or contained in any instrument or agreement relating thereto from time to time provided that any such amendment which would (a) increase the number of Preferred Stock or Warrant Shares or the aggregate principal amount of the Convertible Notes issuable under any such instrument or agreement, (b) alter any redemption requirement or (c) materially affect the Loans, the priority of the Liens and security interests of the Administrative Agent in the collateral and Oil and Gas Properties, the Credit Documents or any Credit Party, must be approved by all of the Lenders prior to such amendment.

ARTICLE IX
Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated (or are Cash Collateralized) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01.         Financial Covenants.

(a)          Ratio of Total Debt to EBITDAX. The Borrower will not, as of the last day of any fiscal quarter, commencing with the quarter ending June 30, 2014, permit its ratio of Total Debt as of such date (and for any fiscal quarter ending in calendar year 2014, less Cash Equivalents in excess of $10,000,000, if any, as of such date) to EBITDAX for the four fiscal quarters ending on such date to be greater than 3.5 to 1.0;

(b)          Current Ratio. The Borrower will not, as of the last day of any fiscal quarter, commencing with the quarter ending June 30, 2014, permit its ratio of (i) consolidated current assets (including the unused amount of the total Commitments, but excluding non-cash current assets under ASC 815) to (ii) consolidated current liabilities (excluding non-cash current obligations under ASC 815, reclamation obligations to the extent classified as current liabilities under GAAP, and current maturities under this Agreement) to be less than 1.0 to 1.0.

68

Section 9.02.         Debt. The Borrower will not, and will not permit any other Loan Party to, incur, create, assume or suffer to exist any Debt, except:

(a)          the Loans or other Secured Obligations arising under the Loan Documents or any guaranty of or suretyship arrangement for the Loans or other Secured Obligations arising under the Loan Documents.

(b)          Debt of any Loan Party under Capital Leases not exceed $1,000,000.

(c)          Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties.

(d)          Debt between (i) the Borrower and its Subsidiaries which are Loan Parties and (ii) the Subsidiaries of the Borrower which are Loan Parties.

(e)          endorsements of negotiable instruments for collection in the ordinary course of business.

(f)          the Convertible Notes.

(g)          other Debt not to exceed $1,000,000 in the aggregate at any one time outstanding.

Section 9.03.         Liens. The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a)          Liens securing the payment of any Secured Obligations.

(b)          Liens existing on the Effective Date and disclosed on Schedule 9.03 and Excepted Liens.

(c)          Liens securing Capital Leases permitted by Section 9.02(d) but only on the Property that is the subject of any such lease.

(d)          other Liens on Property not constituting collateral for the Secured Obligations not to exceed $1,000,000 in the aggregate at any one time outstanding.

Section 9.04.         Dividends, Distributions and Redemptions. The Borrower will not, and will not permit any of the other Loan Parties to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital or make any distribution of its Property to its Equity Interest holders, except (i) the Borrower may make Restricted Payments with respect to its Equity Interests with or by issuing additional shares of its Equity Interests (other than Disqualified Capital Stock), (ii) Subsidiaries of the Borrower may declare and pay dividends ratably with respect to their holders’ Equity Interests, (iii) so long as no Default, Event of Default or Borrowing Base Deficiency is occurring or would result therefrom, the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for it and its Subsidiaries’ respective management or employees, (iv) so long as no Default, Event of Default or Borrowing Base Deficiency is occurring or would result therefrom, the Borrower may make interest payments with respect to the Convertible Notes at a rate of no more than 2.00% per annum and (v) the Convertible Notes may be converted to common stock of the Borrower in accordance with the terms of the Indenture.

69

Section 9.05.         Investments, Loans and Advances. The Borrower will not, and will not permit any other Loan Party to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(a)          Investments reflected in the Financial Statements delivered on or prior to the Effective Date and which are disclosed to the Lenders in Schedule 9.05.

(b)          accounts receivable arising in the ordinary course of business or under Section 9.10.

(c)          direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.

(d)          commercial paper maturing within one year from the date of creation thereof rated in the highest grade by S&P or Moody’s.

(e)          deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $500,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively.

(f)          Investments in money market or similar funds with assets of at least $1,000,000,000 and rated Aaa by Moody’s and AAA by S&P.

(g)          Investments (i) made by the Borrower in or to its Subsidiaries which are Loan Parties or (ii) made by the Subsidiaries of the Borrower which are Loan Parties to each other and the Borrower.

(h)          subject to the limits of Section 9.06, Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements all of which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America.

(i)          loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of the other Loan Parties, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, but in any event not to exceed $200,000 in the aggregate at any time.

(j)          Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any other Loan Party as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of the other Loan Parties; provided that the Borrower shall give the Administrative Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 9.05(j) exceeds $250,000.

70

(k)          other Investments not to exceed $1,000,000 in the aggregate at any time.

Section 9.06.         Nature of Business; No International Operations. The Borrower will not, and will not permit any other Loan Party to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. The Loan Parties will not acquire or make any other expenditures (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States.

Section 9.07.         Limitation on Leases. The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Loan Parties pursuant to all such leases or lease agreements, including any residual payments at the end of any lease, to exceed $1,000,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 9.08.         Proceeds of Notes. The Borrower will not permit the proceeds of the Borrowings to be used for any purpose other than those permitted by Section 7.23. No Loan Party nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.09.         ERISA Compliance. The Borrower will not, and will not permit any ERISA Affiliate to, at any time:

(a)          engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which any Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.

(b)          terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower or any Subsidiary or any ERISA Affiliate to the PBGC.

(c)          fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, any Subsidiary or any ERISA Affiliate is required to pay as contributions thereto.

(d)          fail to satisfy, or allow any ERISA Affiliate to fail to satisfy, the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), in any case whether or not waived, with respect to any Plan.

(e)          contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan.

71

(f)          acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to any Subsidiary or with respect to any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.

Section 9.10.         Sale or Discount of Receivables. Except for receivables obtained by the Loan Parties out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any other Loan Party to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11.         Mergers, Etc. Neither the Borrower nor any other Loan Party will merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; except that (i) any Loan Party may consolidate with or into the Borrower (provided the Borrower shall be the continuing or surviving corporation) and (ii) any Loan Party (other than the Borrower) may consolidate with any Subsidiary of the Borrower which is a Loan Party (provided such Subsidiary shall be the continuing or surviving corporation), in each case, so long as no Default is continuing or would occur as a result and notice of such consolidation is provided to the Administrative Agent five Business Days prior to such consolidation.

Section 9.12.         Sale of Properties and Termination of Hedging Transactions. The Borrower will not, and will not permit any other Loan Party to, sell, assign, farm-out, convey or otherwise transfer any Property (subject to Section 9.11) except for:

(a)           the sale of Hydrocarbons in the ordinary course of business;

(b)           farmouts in the ordinary course of business of undeveloped acreage or undrilled depths and assignments in connection with such farmouts;

(c)           the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such other Loan Party or are replaced by equipment of at least comparable value and use; and

(d)           the sale or other disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or the termination, unwinding, cancellation or other disposition of Swap Agreements; provided that:

(i)           100% of the consideration received in respect of such sale or other disposition of any such Oil and Gas Property shall be cash,

(ii)          (other than in respect of Casualty Events) the consideration received in respect of a sale or other disposition of any Oil and Gas Property shall be equal to or greater than the fair market value of the Oil and Gas Property or interest therein subject of such sale or other disposition (as reasonably determined by a Responsible Officer of the Borrower and if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to the foregoing),

72

(iii)          no Default or Event of Default is occurring or would result and no Borrowing Base Deficiency would result from any such sale or disposition of Oil and Gas Properties or any such termination, unwinding, cancellation or other disposition of Swap Agreements; and

(iv)         if the fair market value attributable to the Oil and Gas Property (including farm-outs under Section 9.12(b)) included in the most recently delivered Reserve Report in connection with such sale or other disposition, during any period between two successive Scheduled Redetermination Dates is in excess of five percent (5%) of the Borrowing Base as then in effect (as determined by the Administrative Agent), individually or in the aggregate, the Borrowing Base shall be reduced, effective immediately upon such sale, disposition termination, unwind or cancellation, by an amount equal to the value, if any, attributed to such Property in the Borrowing Base based on the most recently delivered Reserve Report;

(e)           sales and other dispositions of Properties (not otherwise regulated by Section 9.12(a) through (d)) having a fair market value not to exceed $1,000,000 during any 12-month period;

(f)           transfers of Properties from any Loan Party to the Borrower or any Subsidiary of the Borrower that is a Loan Party; and

(g)           Casualty Events of Properties which are not Oil and Gas Properties.

Section 9.13.         Sales and Leasebacks. The Borrower will not, and will not permit any other Loan Party to enter into any arrangement with any Person providing for the leasing by any Loan Party of real or personal property that has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party.

Section 9.14.         Environmental Matters. The Borrower will not, and will not permit any other Loan Party to, (i) cause or knowingly permit any of its Property to be in violation of, or (ii) do anything or knowingly permit anything to be done which will subject any such Property to any Remedial Work (other than Remedial Work done in the ordinary course of business) under, any Environmental Laws that could reasonably be expected to have a Material Adverse Effect; it being understood that clause (ii) above will not be deemed as limiting or otherwise restricting any obligation to disclose any relevant facts, conditions and circumstances pertaining to such Property to the appropriate Governmental Authority.

Section 9.15.         Transactions with Affiliates. The Borrower will not, and will not permit any other Loan Party to, enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than between Borrower and Subsidiaries of the Borrower who are Loan Parties) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

Section 9.16.         Subsidiaries. The Borrower will not, and will not permit any other Loan Party to, create or acquire any additional Subsidiaries unless the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14(b) and Section 8.14(c).

73

Section 9.17.         Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts (a) the granting, conveying, creation or imposition of any Lien on any of its Property to secure the Secured Obligations or which requires the consent of or notice to other Persons in connection therewith or (b) the Borrower or any other Loan Party from paying dividends or making distributions to any Loan Party or receiving any money in respect of Debt or other obligations owed to it, or which requires the consent of or notice to other Persons in connection therewith; provided that (i) the foregoing shall not apply to restrictions and conditions under the Loan Documents, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of any asset or a Loan Party pending such sale; provided such restrictions and conditions apply only to the asset or Loan Party that is to be sold and such sale is permitted hereunder, and (iv) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to Capital Leases permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Secured Obligations and (B) customary provisions in leases restricting the assignment thereof.

Section 9.18.         Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any other Loan Party to, allow take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any other Loan Party that would require the Borrower or such other Loan Party to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor.

Section 9.19.         Swap Agreements.

(a)          The Borrower will not, and will not permit any other Loan Party to, enter into any Swap Agreements with any Person other than (i) Swap Agreements in respect of commodities (A) with an Approved Counterparty and (B) the notional volumes for which (when aggregated and netted with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, (1) 60% of the reasonably anticipated production from the proved Oil and Gas Properties, as listed on the most recently delivered Reserve Report pursuant to Section 2.07, of the Loan Parties for each of crude oil, liquids and natural gas, calculated separately, for each month during the period commencing on the month when such Swap Agreement is in executed and ending no later than 24 months later and (2) 80% of the reasonably anticipated projected production from proved, developed, producing Oil and Gas Properties as listed on the most recently delivered Reserve Report pursuant to Section 2.07, of the Loan Parties for each of crude oil, liquids and natural gas, calculated separately, for each month during the period commencing on the 24th month after such Swap Agreement is in executed and ending no later than 60 months later, provided that in no event shall the aggregate notional amount of all such Swap Agreements in (1) and (2) exceed 100% of actual production for any fiscal quarter for each of crude oil, natural gas and natural gas liquids, calculated separately; and (ii) Swap Agreements in respect of interest rates with an Approved Counterparty as follows: (A) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a fixed rate and (B) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of the Borrower’s Debt for borrowed money which bears interest at a floating rate.

74

(b)          Notwithstanding Section 9.19(a): (i) in no event shall any Swap Agreement contain any requirement, agreement or covenant for any Loan Party to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures, (ii) Swap Agreements shall only be entered into in the ordinary course of business (and not for speculative purposes), (iii) no Swap Agreement shall be terminated, unwound, cancelled or otherwise disposed of except to the extent permitted by Section 9.12 and (iv) in no event shall any Loan Party permit its production from proved, developed producing Oil and Gas Properties during the then current month to be less than the aggregate amount of production from the proved, developed producing Oil and Gas Properties which is subject to Swap Agreements during such month.

Section 9.20.         Anti-Terrorism Laws. The Borrower shall not permit, and shall not permit the other Loan Parties to (a) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 7.26 above, (b) deal in, or otherwise engage in any transaction relating to, any property of interests in property blocked pursuant to the Executive Order of any other Anti-Terrorism Law or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, (i) any of the prohibitions set forth in any Anti-Terrorism Law or (ii) any prohibitions set forth in the rules or regulations issued by OFAC (and, in each case, the Borrower shall cause each of the other Loan Parties to promptly deliver or cause to be delivered to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 9.20).

ARTICLE X
Events of Default; Remedies

Section 10.01.         Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a)          the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b)          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c)          any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, notice, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made.

(d)          the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(l), Section 8.02 or in ARTICLE IX.

(e)          the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b), Section 10.01(c) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such other Loan Party otherwise becoming aware of such default.

75

(f)          (i) the Borrower or any other Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or (ii) the occurrence of a “fundamental change” as defined in the Indenture, unless the Convertible Notes are converted to common stock of the Borrower in connection therewith.

(g)          any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any other Loan Party to make an offer in respect thereof, provided that a conversion of the Convertible Notes into common stock of the Borrower in accordance with the terms of the Indenture shall not be an Event of Default under this Section 10.01(g).

(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party, or its or their debts, or of a substantial part of its or their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party or for a substantial part of its or their assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)          the Borrower or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party or for a substantial part of its or their assets, (iv) file an answer admitting the material allegations of a petition filed against it or them in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing; or any stockholder of the Borrower shall make any request or take any action for the purpose of calling a meeting of the stockholders of the Borrower to consider a resolution to dissolve and wind up the Borrower’s affairs or (vii) become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(j)          (i) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (to the extent not covered by independent third party insurance provided by financially sound and reputable insurers as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment.

76

(k)          the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Loan Party party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any other Loan Party or any of their Affiliates shall so state in writing.

(l)          the Borrower or any other Loan Party shall (i) fail to make any payment in an amount of $250,000 or more (whether in the form of an exchange or redemption or a dividend) in respect of any Preferred Stock or Warrant Shares, when and as the same shall become due and payable or (ii) default in the observance or performance of any material covenant or agreement in the Preferred Stock Agreement, the Warrant Agreement or any other agreement or condition relating to any such Preferred Stock or Warrant Shares or contained in any instrument or agreement relating thereto and such failure shall continue unremedied for any applicable grace period contained in the Preferred Stock Agreement, the Warrant Agreement or such other instrument or agreement relating thereto, as applicable.

(m)          a Change in Control shall occur.

Section 10.02.         Remedies.

(a)          In the case of an Event of Default other than one described in Section 10.01(h), or Section 10.01(i) at any time thereafter during the continuance of such Event of Default, the Administrative Agent may with the consent of the Majority Lenders or shall at the request of the Majority Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Loan Parties accrued hereunder and under the Loans and the other Loan Documents (including the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of an Event of Default described in Section 10.01(h) or Section 10.01(i), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the other Loan Parties accrued hereunder and under the Notes and the other Loan Documents (including the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party.

(b)          In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c)          All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Loans, whether by acceleration or otherwise, shall be applied:

77

(i)          first, to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii)         second, pro rata to payment or reimbursement of that portion of the Secured Obligations constituting fees, expenses and indemnities payable to the Lenders;

(iii)        third, pro rata to payment of accrued interest on the Loans;

(iv)        fourth, pro rata to payment of principal outstanding on the Loans and Secured Obligations referred to in Clause (b) of the definition of Secured Obligations owing to a Lender or an Affiliate of a Lender and of Secured Obligations in respect of Secured Cash Management Agreements and Secured Swap Agreements;

(v)         fifth, pro rata to any other Secured Obligations;

(vi)        sixth, to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and

(vii)       seventh, any excess, after all of the Secured Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI
The AgentS

Section 11.01.         Appointment; Powers. Each Lender and Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 11.02.         Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Loan Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in ARTICLE VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower and the other Loan Parties or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in ARTICLE VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.

78

Section 11.03.         Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the Loan Documents or applicable law. If a Default has occurred and is continuing, the Syndication Agent shall have no obligation to perform any act in respect thereof. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise no Agent shall be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.

Section 11.04.         Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank(s) hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.

79

Section 11.05.         Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this ARTICLE XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 11.06.         Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Agent as provided in this Section 11.06, any Agent may resign at any time by notifying the Lenders, the Issuing Bank(s) and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint from among the Lenders a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank(s), appoint a qualified financial institution as successor Agent. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this ARTICLE XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Section 11.07.         Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Loan Party or other Affiliate thereof as if it were not an Agent hereunder.

Section 11.08.         No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by, the Borrower or any of the other Loan Parties of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of any such Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Loan Party (or any of their Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Simpson Thacher & Bartlett LLP is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

80

Section 11.09.         Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of the other Loan Parties, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.10.         Authority of Administrative Agent to Release Collateral and Liens. Each Lender and the Issuing Bank(s) hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and the Issuing Bank(s) hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.12 or is otherwise authorized by the terms of the Loan Documents. Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under any Guaranty Agreement pursuant to this Section 11.10.

81

Section 11.11.         Duties of any Arranger or Agent. Any Arranger or Agent shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.

ARTICLE XII
Miscellaneous

Section 12.01.         Notices.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail, as follows:

(i)	if to the Borrower, to it at:

Emerald Oil, Inc.

1600 Broadway, Suite 1040

Denver, Colorado 80202

Attention: Paul Wiesner

Fax: 303-323-0008

Email: paulw@emeraldoil.com

(ii)	if to the Administrative Agent or WF as Issuing Bank, to it at:

1700 Lincoln Street, Suite 64

Denver, Colorado 80203

Attention: Tim Green

Fax: 303-863-5196

Email: Tim.Green@wellsfargo.com

(iii)         if to any other Lender or Issuing Bank, to it at its address (or facsimile number or e-mail address) set forth in its Administrative Questionnaire.

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to ARTICLE II, ARTICLE III, ARTICLE IV and ARTICLE V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)          Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

82

Section 12.02.         Waivers; Amendments.

(a)          No failure on the part of the Administrative Agent or any other Agent, Issuing Bank or Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, and Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or Issuing Bank may have had notice or knowledge of such Default at the time.

(b)          Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and/or the other applicable Loan Parties and the Majority Lenders or by the Borrower and/or the other applicable Loan Parties and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each non-Defaulting Lender, decrease or maintain the Borrowing Base without the consent of the Required Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Secured Obligations hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Secured Obligations hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone the Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 10.02(c) without the written consent of each Lender, Secured Swap Provider or Cash Management Provider, (vii) release any Guarantor (except as set forth in the Guaranty Agreement), release all or substantially all of the collateral (other than as provided in Section 11.10), or reduce the percentages set forth in Section 8.14(a), without the written consent of each Lender, (viii) modify any Security Instrument in a manner that results in the Secured Swap Obligations secured by such Security Instrument no longer being secured thereby on an equal and ratable basis with the principal of the Loans, or amend or otherwise change the definition of “Secured Swap Agreement” or “Secured Swap Provider”, without the written consent of each Secured Swap Provider adversely affected thereby or (ix) change any of the provisions of this Section 12.02(b) or the definitions of “Majority Lenders” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Agent or Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such Agent or Issuing Bank, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders. Notwithstanding the foregoing, the Borrower and the Administrative Agent may amend this Agreement or any other Loan Document without the consent of the Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

83

Section 12.03.         Expenses, Indemnity; Damage Waiver.

(a)          The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all reasonable out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

84

(b)          THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGER, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, (ii) THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (iii) THE FAILURE OF THE BORROWER OR ANY OTHER LOAN PARTY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iv) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY OTHER LOAN PARTY SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (v) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY AN ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (vi) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vii) THE OPERATIONS OF THE BUSINESS OF THE BORROWER OR ANY OTHER LOAN PARTY BY SUCH PERSONS, (viii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (ix) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OTHER LOAN PARTY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING WITHOUT LIMITATION, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (x) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY OTHER LOAN PARTY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OTHER LOAN PARTY, (xi) THE PAST OWNERSHIP BY THE BORROWER OR ANY OTHER LOAN PARTY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xii) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY OTHER LOAN PARTY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OTHER LOAN PARTY, (xiii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OTHER LOAN PARTY, (xiv) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE ANY LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES INCLUDING ORDINARY NEGLIGENCE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. THIS SECTION 12.03(b) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS, DAMAGES, ETC. ARISING FROM ANY NON-TAX CLAIM.

85

(c)          To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, Arranger or Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, Arranger or Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, Arranger or Issuing Bank in its capacity as such.

(d)          To the extent permitted by applicable law, the Borrower shall not, and shall cause each Loan Party not to, assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)          All amounts due under this Section 12.03 shall be payable not later than 10 days after written demand therefor.

Section 12.04.         Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent) of:

(A)         the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or, if an Event of Default has occurred and is continuing, to any Assignee; provided further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent with five Business days after having received notice thereof; and

86

(B)         the Administrative Agent and each Issuing Bank.

(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)         the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)        Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv)        The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and LC Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank(s) and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Any Assignment and Assumption, whether or not evidenced by a Note or other Loan Document, shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

87

(v)         Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the Assignee’s completed Administrative Questionnaire and, if required hereunder, applicable tax forms (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(vi)        Notwithstanding the foregoing, no assignment or participation shall be made to any Loan Party or any Affiliate of a Loan Party.

(c)          Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Lender shall continue to give prompt attention to and process (including, if required, through discussions with Participants) requests for waivers or amendments hereunder. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. The Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(g) (it being understood that the documentation required under Section 5.03(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Section 5.02 and Section 5.03 as if it were an assignee under paragraph (b) of this Section and (ii) shall not be entitled to receive any greater payment under Section 5.02 or Section 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Any sale or transfer of a participation, however evidenced, shall be effective only upon appropriate entries with respect thereto being made in the Participant Register. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

88

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)          Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the other Loan Parties to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05.         Survival; Revival; Reinstatement.

(a)          All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any other Agent, Issuing Bank or Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit or other Secured Obligations are outstanding. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

89

(b)          To the extent that any payments on the Secured Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Secured Obligations shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall, and shall cause each other Loan Party to, take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06.         Counterparts; Integration; Effectiveness.

(a)          This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b)          This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(c)          Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07.         Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08.         Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any of and all the obligations of the Borrower or any other Loan Party owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.02(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, Issuing Bank(s) and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, Issuing Bank(s) and their respective Affiliates under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank(s) or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided further that the failure to give such notice shall not affect the validity of such setoff and application.

90

Section 12.09.         GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)          THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT THAT UNITED STATES FEDERAL LAW PERMITS ANY LENDER TO CONTRACT FOR, CHARGE, RECEIVE, RESERVE OR TAKE INTEREST AT THE RATE ALLOWED BY THE LAWS OF THE STATE WHERE SUCH LENDER IS LOCATED.

(b)          EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY: SUBMITS (AND THE BORROWER SHALL CAUSE EACH LOAN PARTY TO SUBMIT) FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF; PROVIDED, THAT NOTHING CONTAINED HEREIN OR IN ANY OTHER LOAN DOCUMENT WILL PREVENT ANY LENDER OR THE ADMINISTRATIVE AGENT FROM BRINGING ANY ACTION TO ENFORCE ANY AWARD OR JUDGMENT OR EXERCISE ANY RIGHT UNDER THE SECURITY INSTRUMENTS OR AGAINST ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY LOAN PARTY IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

(c)          EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

91

(d)          EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10.         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11.         Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty) relating to the Borrower and its obligations, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Governmental Requirement, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) if agreed by the Borrower in its sole discretion by any other Person.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

92

Section 12.12.         Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans or Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Secured Obligations (or, to the extent that the principal amount of the Secured Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (b) in the event that the maturity of the Loans or Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Debt (or, to the extent that the principal amount of the Debt shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.

Section 12.13.         Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Secured Obligations shall also extend to and be available to the Secured Swap Providers in respect of the Secured Swap Agreements as set forth herein. Except as set forth in Section 12.02(b)(v), no Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.

Section 12.14.         No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and any Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including any other Loan Party of the Borrower, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent or any other Agent, Issuing Bank or Lender for any reason whatsoever. There are no third party beneficiaries.

93

Section 12.15.         EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.16.         USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower and the Borrower in accordance with the Act.

Section 12.17.         Flood Insurance Provisions. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no such Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Loan Document. As used herein, “Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

[SIGNATURES BEGIN NEXT PAGE]

94

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:
EMERALD OIL, INC.

	By:	/s/ Paul Wiesner
Name: Paul Wiesner
Title: Chief Financial Officer

Signature Page
Credit Agreement

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, N.A.,
as Administrative Agent and Lender

	By:	/s/ Suzanne Ridenhar
Name: Suzanne Ridenhar
Title: Director

Signature Page
Credit Agreement

LENDERS:	SUNTRUST BANK,
as a Lender

	By:	/s/ John Kovarik
Name: John Kovarik
Title: Vice President

Signature Page
Credit Agreement

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Alan Dawson
Name: Alan Dawson
Title: Director

Signature Page
Credit Agreement

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS

Aggregate Maximum Credit Amounts

Name of Lender	Applicable Percentage	Maximum Credit Amount
Wells Fargo Bank, N.A.	75.00%	$300,000,000.00
SunTrust Bank	12.50%	$50,000,000.00
The Bank of Nova Scotia	12.50%	$50.000,000.00
TOTAL:	100.00%	$400,000,000.00

Annex I